CONYERS DILL & PEARMAN
                             Barristers & Attorneys
   Clarendon House, 2 Church Street, P.O. Box HM 666, Hamilton HM CX, Bermuda
     Telephone: (441) 295 1422 Facsimile: (441) 292-4720 E-Mail: info@cdp.bm

                                  [Letterhead]



5 August 1997

First South Africa Corp., Ltd.
Clarendon House
Church Street
Hamilton HM CX

Dear Sirs:

We have acted as special legal counsel to First South Africa Corp., Ltd., (the "Company") in connection with its filing of a registration statement on Form S-1, (the "Registration Statement") covering (i) 10,000 9% Senior Subordinated Convertible Debentures due June 15, 2004, (the "Debentures"), (ii) 1,666,667 shares of Common Stock, par value $0.01 per share ("Common Stock") underlying the conversation of the Debentures, (iii) 135,000 shares of Common Stock underlying the exercise of a certain warrant to be issued to the placement agent with respect to the private placement of the Debentures (the "Placement Warrant") and (iv) 25,000 shares of Common Stock underlying the exercise of certain Stock Purchase Options (the "Options"), all as more particularly described in the Registration Statement.

As such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Memorandum of Association and By-Laws of the Company as well as resolutions of the Company's Board of Directors. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of appropriate public officials and certificates of officers and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons.

On the basis of the foregoing, we are of the opinion that:

(i) the Debentures have been duly authorized and constitute legal, valid and binding obligations of the Company;

(ii) the shares of Common Stock issuable upon the exercise of the Debentures, the Placement Warrant and the Options will, upon issuance and payment in accordance with the terms of the Debentures, the Placement Warrant and the Options respectively, be validly issued, fully paid and non-assessable.

We are members of the bar of Bermuda and we have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.



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Page 2
5 August 1997
First South Africa Corp., Ltd.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference made to us under the caption "Legal Matters" in the prospectus contained in the Registration Statement.

Yours faithfully
/s/ Conyers Dill & Pearman
CONYERS DILL & PEARMAN